EXHIBIT 99.1

           NUTRITION 21 REPORTS RESULTS FOR THE THIRD QUARTER OF 2005

              Company Continues to Build on its Chromium Expertise

                      To Enter Global Diabetes Care Market

PURCHASE, N.Y., May 12, 2005 -Nutrition 21, Inc. (NASDAQ: NXXI), the leading developer and marketer of chromium-based nutritional supplements, today reported financial results for the third quarter ended March 31, 2005.

      Revenues for the third quarter of fiscal 2005 totaled $2.4 million as compared to $2.6 million for the same period last year. Net loss for the quarter was $1.9 million, or ($0.05) per diluted share, compared to a net loss of $ 1.0 million, or ($0.03) per diluted share, in the third quarter of fiscal 2004.


      Year to date revenues for the nine months ended March 31, 2005 were $8.8 million, compared to $7.4 million for the same period last year. Year to date net loss for fiscal 2005 was $3.4 million, or ($0.09) per diluted share, compared to a net loss of $3.3 million, or ($0.09) per diluted share, for the same period in the prior year.


      Net sales, which consist primarily of nutritional product sales, were $2.4 million in the third quarter of fiscal 2005, as compared to $2.6 million for the same period last year. Year to date net sales for the nine months ended March 31, 2005 were $7.6 million, compared to $7.2 million for the same period last year.


      "Net sales year-to-date were slightly improved despite general softness in the vitamin and supplement industry and a modest decrease in net sales during the quarter," commented Gail Montgomery, president and Chief Executive Officer of Nutrition 21. "We believe that a positive industry trend in annual retail chromium sales is directly attributable to our ongoing investment in clinical research. As the science continues to unfold, we plan to aggressively publicize research results and commercialize our technology in two key areas:

      o In the near term, we will work to expand our Chromax(R) ingredient sales by focusing on its use as an additive in foods and beverages. We have already penetrated a few niche products that are marketed by Pepsi and Pharmavite, and are in discussions with several other major consumer product companies for the use of Chromax in well-recognized, significant products whose positioning is aligned with our science and strategic goals.

            We have secured international regulatory approvals to prepare to work with multi-national companies. We have also petitioned the FDA to approve qualified health claims for chromium picolinate and have several times extended the date upon which the FDA is to make a decision on our petition. Should our health claim petition be further delayed or denied we will continue to rely on our approved structure-function claims to support our market expansion. Our ingredient revenue growth is likely to accelerate if the FDA grants our petition.

      o In the fall of this year, we are committed to a direct consumer outreach in support of the Chromax brand, which will be repositioned to better reflect the essential role of chromium as an insulin sensitizer. We will conduct this effort in conjunction with the publication by a third party of a popular consumer book that details breakthrough findings that link chromium to mental health as well as to metabolic health.

      o Through our strategic relationships with XLHealth and other diabetes care providers we are continuing to build medical awareness and acceptance of the potential therapeutic role of Diachrome(R), our proprietary chromium picolinate and biotin product. Our revenue model anticipates a slow build that allows time for practitioners to reconfirm our findings in their own clinical practices. However, we do expect our Diachrome seeding program to translate into modest revenue gains before the end of 2005.


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      Montgomery added, "There is increasing scientific recognition that impaired chromium status is associated with insulin resistance and may put people at increased risk for diabetes and heart disease. Estimates indicate that there are currently over 194 million people worldwide suffering from diabetes that could potentially benefit from a safe, effective, and affordable means of improving chromium nutrition to restore insulin sensitivity. Our research findings strongly suggest that Diachrome can do just that, providing therapeutic benefits that should allow us to build a significant position in the global diabetes care market."

      "During the quarter we considerably strengthened our balance sheet," Montgomery continued. "The $9.6 million capital raise that we completed at the end of the quarter has helped put the company in a strong financial position. The size of the financing, the terms of the transaction, and the quality of our new investors validate our strategic direction and the market potential of our chromium technologies."

ABOUT NUTRITION 21

Nutrition 21 is a nutritional bioscience company and the maker of chromium-based supplements with health benefits substantiated by clinical research. The company markets Chromax(R) chromium picolinate, which is the most-studied form of the essential mineral chromium. Nutrition 21 also developed Diachrome(R), which is available through diabetes educators or at www.diachrome.com. Nutrition 21 holds 36 patents for nutrition products and uses, 27 of which are for chromium compounds and their uses. More information is available at www.nutrition21.com.

SAFE HARBOR PROVISION

This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2004. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.


CONTACT:

Al Palombo
Cameron Associates
Investor Relations
(212) 554-5488

al@cameronassoc.com


                             FINANCIAL TABLES FOLLOW

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                               NUTRITION 21, INC.

                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                   (unaudited)
                                                      March 31,       June 30,
                                                        2005            2004
                                                    ------------   ------------

ASSETS

Current Assets
         Cash, cash equivalents and short-term
           investments ..........................   $     10,886   $      4,164
         Restricted cash ........................          1,225             --
         Accounts receivable, net ...............          1,145          1,342
         Subscriptions receivable ...............            930             --
         Other receivables ......................            191            257
         Inventories ............................            437          1,163
         Prepaid expense and other current assets            369            221
                                                    ------------   ------------
Total Current Assets ............................         15,183          7,147

Property and equipment, net .....................            213            314
Patents, trademarks, and other intangibles, net .          7,463          8,719
Other assets ....................................            824            187
                                                    ------------   ------------
Total Assets ....................................   $     23,683   $     16,367
                                                    ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
         Accounts payable and accrued expenses ..   $      4,365   $      3,687
         Contingent payments payable ............             39             47
                                                    ------------   ------------
Total Current Liabilities .......................          4,404         3,,734
Series I convertible preferred stock ............          4,262             --
                                                    ------------   ------------
Total Liabilities ...............................          8,666          3,734
                                                    ------------   ------------

Stockholders' Equity ............................         15,017         12,633
                                                    ------------   ------------
Total Liabilities and Stockholders' Equity ......   $     23,683   $     16,367
                                                    ============   ============


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                               NUTRITION 21, INC.
                      Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)


                                    Three Months Ended      Nine Months Ended
                                          March 31,              March 31,
                                     2005        2004        2005        2004
                                   --------    --------    --------    --------
Net Sales .......................  $  2,323    $  2,577    $  7,635    $  7,230
Other Revenues ..................        71          71       1,153         171
                                   --------    --------    --------    --------
Total Revenues ..................     2,394       2,648       8,788       7,401

Cost of Goods Sold ..............       658         451       1,940       1,596
                                   --------    --------    --------    --------
Gross Profit ....................     1,736       2,197       6,848       5,805
Selling, General and
Administrative Expenses .........     2,224       2,009       6,611       5,762
Research and Development Expenses       770         682       1,884       1,723
Depreciation and Amortization ...       596         540       1,727       1,619
Interest Expense (Income), net ..         4         (14)        (11)        (18)
                                   --------    --------    --------    --------
Loss before Income Taxes ........    (1,858)     (1,020)     (3,363)     (3,281)

Income Taxes ....................        10          --          19          --
Net Loss ........................  $ (1,868)   $ (1,020)   $ (3,382)   $ (3,281)
                                   ========    ========    ========    ========
Basic and diluted Loss Per Share   $  (0.05)   $  (0.03)   $  (0.09)   $  (0.09)
                                   ========    ========    ========    ========
Weighted Average Number of Common
Shares-Basic and Diluted ........    38,047      37,992      38,010      36,363
                                   ========    ========    ========    ========